Exhibit (e)

DISTRIBUTION REINVESTMENT PLAN
OF

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.

Prospect Floating Rate and Alternative Income Fund, Inc., a Maryland corporation (the “Company”), hereby adopts the following Distribution Reinvestment plan (the “DRIP”) with respect to distributions declared by its Board of Directors on shares of its Common Stock:

1. Each stockholder of record may enroll in the DRIP by providing the DRIP Administrator (as defined below) with written notice, except that a stockholder may only participate in the DRIP, and sales to a stockholder under the DRIP may only occur, if the Company maintains any registration or qualification required under the securities laws of the stockholder’s state of residence. To enroll in the DRIP, such stockholder shall notify Ultimus Fund Solutions, LLC, the DRIP administrator and the Company’s transfer agent and registrar (collectively the “DRIP Administrator”, which may be the Company), in writing so that such notice is received by the DRIP Administrator no later than 5 days before the record date fixed by the Board of Directors for the distribution involved. If a stockholder elects to enroll in the DRIP (each such stockholder becoming a “Participant”), all distributions thereafter declared by the Board of Directors shall be payable in shares of the Common Stock of the Company, and no action shall be required on such stockholder’s part to receive a distribution in stock. If a stockholder wishes to receive its distributions in cash, no action is required.

2. The Company intends to authorize and declare distributions on a quarterly basis or on such other date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date for the distribution involved. The Company intends to pay distributions on a quarterly basis beginning as soon as practicable as determined by the Board of Directors.

3.  The Company shall use authorized issued or unissued shares of its Common Stock to implement the DRIP. The number of shares to be issued to a Participant shall be determined by dividing the total dollar amount of the distribution payable to such Participant by a price equal to the Company’s net public offering price at the time the distribution is payable. Should the Company’s stock at any time become listed on a regional or national securities exchange, Participants in the DRIP will acquire their DRIP shares at a price per share equal to 95% of the average daily open and close price per share on the distribution payment date, as reported by the securities exchange on which the Common Stock is traded.

4. The DRIP Administrator will set up an account for shares acquired pursuant to the DRIP for each stockholder who has elected to enroll in the DRIP. The DRIP Administrator shall hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the name of the participating stockholder.

5. The DRIP Administrator will confirm to each Participant each acquisition made pursuant to the DRIP as soon as practicable but not later than 10 business days after the date thereof. Distributions on fractional shares will be credited to each Participant’s account.

6. Participants will be able to vote all shares of Common Stock (excluding fractional shares) credited to their account under the DRIP at the same time they vote the shares registered in their name on the records of the Company. The DRIP Administrator will vote any shares held by it under the DRIP in accordance with the instructions set forth on proxies returned by Participants to the Company.

7. Participants DRIP accounts will be amended to reflect the effect of any stock distributions, splits, reverse splits or other combinations or recapitalizations by the Company on shares held in the DRIP on their behalf. In the event that the Company makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the DRIP Administrator for each Participant under the DRIP will be used in calculating the number of rights to be issued to the Participant.

8. The DRIP Administrator’s service fee, if any, and expenses for administering the DRIP will be paid by the Company.

9. Each Participant may terminate his, her or its account under the DRIP by so notifying the DRIP Administrator in writing or by such other means as the DRIP Administrator may make available to Participants. Such termination will be effective immediately if the Participant’s notice is received by the DRIP Administrator at least 5 days prior to any distribution record date; otherwise, such termination will be effective only with respect to any subsequent distribution. The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any distribution by the Company. Upon any termination, the DRIP Administrator will credit the Participant’s account for the full and fractional shares held for the Participant under the DRIP.

10. These terms and conditions may be amended or supplemented by the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the DRIP Administrator receives written notice of the termination of his, her or its account under the DRIP. Any such amendment may include an appointment by the DRIP Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the DRIP Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving distributions and distributions, the Company will be authorized to pay to such successor agent, for each Participant’s account, all distributions and distributions payable on shares of the Company held in the Participant’s name or under the DRIP for retention or application by such successor agent as provided in these terms and conditions. The Company reserves the right, without notice to DRIP participants, to interpret and regulate the DRIP as it deems necessary or desirable in connection with its operation. Any such interpretation and regulation shall be conclusive.

11. The DRIP Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the DRIP Administrator’s gross negligence, bad faith, or willful misconduct or that of its employees or agents. This includes, without limitation, any claim of liability arising out of failure to terminate a Participant’s account upon a Participant’s death, the prices at which shares are purchased, the times when purchases are made, or fluctuations in the purchase price.

Participants should recognize that neither the Company nor the DRIP Administrator can provide any assurance of a profit or protection against loss on any shares purchased under the DRIP.

12. All notices from the DRIP Administrator to a Participant will be mailed to the Participant at his or her last address of record with the DRIP Administrator, which will satisfy the DRIP Administrator’s duty to give notice. DRIP Participants must promptly notify the DRIP Administrator of any change in address.

13. These terms and conditions shall be governed by the laws of the State of California.

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